UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  October 23, 2013
AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally.

We announced on October 23, 2013 that third-quarter 2013 net income attributable to AT&T totaled $3.8 billion, or $0.72 per diluted share, compared to net income attributable to AT&T of $3.6 billion, or $0.63 per diluted share, in the third quarter of 2012.

Third-quarter 2013 revenues were $32.2 billion, up $699 million, or 2.2 percent, from the third-quarter 2012. The increase in revenues reflected higher wireless data and equipment revenues and increased wireline data revenues partially offset by declines in wireline voice and wireless voice and text revenues. Compared with results for the third quarter of 2012, operating expenses were $26.0 billion versus $25.4 billion; operating income was $6.2 billion, up from $6.0 billion; and AT&T's operating income margin was 19.2 percent, compared to 19.2 percent.

Revenues from our Wireless segment for the third-quarter of 2013 were $17.5 billion, up 5.1 percent versus the year-ago quarter. The increase in revenues reflected an increase in net subscribers and continued strong growth in data revenues. Third-quarter 2013 wireless operating expenses totaled $12.9 billion, up 5.7 percent versus the third quarter of 2012. AT&T’s wireless operating income margin was 26.4 percent compared to 26.9 percent in the year-ago quarter, reflecting increased smartphone sales and strong device upgrades partially offset by further revenue growth from the company’s high-value smartphone subscriber base.

We reported a net gain of 989,000 wireless subscribers in the third quarter of 2013, bringing our wireless customer base to approximately 109.5 million at September 30, 2013, compared to 105.9 million at September 30, 2012. During the third quarter, net adds for connected devices were 719,000 postpaid subscriber net adds were 363,000 and prepaid subscriber net adds were 192,000. Third-quarter postpaid net adds reflect the continued adoption of smartphones and sales of almost 388,000 tablets. Reseller had a net loss of 285,000, which was primarily due to losses in low-revenue accounts. For the quarter, average revenue per postpaid subscriber increased 1.5 percent versus the year-earlier quarter due to strong data growth.

During the third quarter of 2013, smartphone sales were 6.7 million. At the end of the quarter, approximately 72 percent, or 36.4 million, of postpaid smartphone subscribers are on usage-based data plans, compared to about 64 percent, or 28.5 million, a year ago.

Postpaid churn was 1.07 percent, compared to 1.08 percent in the year-ago third quarter, and compared to 1.02 percent in the second quarter of 2013. Total customer churn was 1.31 percent versus 1.34 percent in the third quarter of 2012 and 1.36 percent in the second quarter of 2013.

Revenues from our Wireline segment for the third quarter of 2013 were $14.7 billion, a 1.0 percent decrease from the year-ago quarter and a 0.7 percent decrease on a sequential quarterly basis. Revenues from our wireline business customers were $8.8 billion, a decrease of 2.6 percent from the year-ago quarter, reflecting continued declines in older circuit-based data services and voice partially offset by increases in IP-based data services. Revenues from our wireline consumer customers were $5.6 billion, an increase of 2.4 percent compared to the third-quarter 2012, driven by a continued increase in IP-based broadband and video revenues partially offset by the decline in voice revenues.

At September 30, 2013, our total switched access lines were 25.7 million compared with 30.4 million at September 30, 2012. The decline reflects continuing economic pressures on our customers as well as customers switching to another AT&T product like wireless and Voice over Internet Protocol (VoIP) and increasing competition from other wireless, VoIP and cable providers. Our total broadband connections were 16.4 million at September 30, 2013 and September 30, 2012. U-verse High Speed Internet subscribers totaled 9.7 million at September 30, 2013, and now represent 59 percent of our total broadband base. At September 30, 2013, the number of U-verse video subscribers totaled 5.3 million, with a net gain of 265,000 subscribers in the third quarter of 2013. U-verse video penetration of customer locations continues to grow and was 20.8 percent at September 30, 2013. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 237,000 in the quarter to reach 3.6 million.

Third-quarter wireline operating expenses totaled $13.1 billion, up 0.8 percent from the year-ago quarter. AT&T’s wireline operating margin was 10.6 percent, compared to 12.1 percent in the year-earlier quarter, down primarily due to customer growth-related costs and costs incurred as part of Project VIP.

During the third quarter of 2013, we repurchased approximately 55 million shares for $1.9 billion. At the end of the quarter, approximately 216 million shares remain on the existing authorization. We expect to make future repurchases opportunistically.

On September 9, 2013, we made a voluntary contribution of a preferred equity interest in AT&T Mobility II LLC to fund the trust used to pay pension benefits under our qualified pension plans. The preferred equity interest, preliminarily valued between $9.2 and $9.5 billion, had a value of $9.1 billion on the contribution date. The trust is entitled to receive cumulative cash distributions of $560 million per annum, which will be distributed quarterly. This preferred equity interest is a plan asset under the Employee Retirement Income Security Act of 1974, as amended (ERISA) and is recognized as such in the plan’s separate plan financial statements. However, because the preferred equity interest is not unconditionally transferable to an unrelated party, the value of the preferred interest is not included in plan assets in our consolidated financial statements. At the time of the contribution of the preferred equity interest, we made a cash contribution of $175 million and have agreed to additional annual cash contributions of $175 million no later than the due date for our federal income tax return for each of 2014, 2015 and 2016. These contributions combined with our existing pension assets, are essentially equivalent to the expected pension obligation at year-end.

Our fourth-quarter 2013 results will reflect the annual remeasurement of our pension and other postemployment assets and obligations. One of the most significant assumptions used in determining the fair value of our obligation is the discount rate, which has significantly increased since December 31, 2012. If the underlying bond rates remain constant or continue to increase, we could record a material gain upon remeasurement in our fourth-quarter results. We estimate that a ten basis point change in the rate results in an approximate $1 billion change in our combined pension and postretirement obligations. Other significant assumptions include, but are not limited to: asset returns; medical costs, including subsidies; as well as the demographics of the participants, including mortality assumptions. Actuarial gains and losses are managed on a total company basis and are, accordingly, reflected only in consolidated results. Therefore, any gains or losses will not affect segment operating results or margins.

Our annual remeasurement will also include the effects of two changes we announced in October 2013. We expect the effect of these changes on our overall benefit plan obligation to partially offset each other. As part of our 2014 annual benefits enrollment process, we  informed our Medicare-eligible retirees  that beginning in 2015 AT&T will provide access to retiree health insurance coverage that supplements government-sponsored Medicare through a private insurance marketplace. This new approach will allow retirees to choose insurance with the terms, cost, and coverage that best fits their needs, while still receiving financial support as determined by AT&T. Additionally, we announced that certain retirement-eligible employees will be offered a one-time opportunity to elect a full lump sum payment of their accrued pension if they retire as of December 30, 2013. The lump sum value will be calculated using the August 2012 discount rates.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: October 23, 2013	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller